EXHIBIT 3.1

Hawk Corporation
Amendment No. 1 to Amended and Restated By-laws
Dated August 19, 2008

Article I, Section 1.13 and Article II, Section 2.15 of the Amended and Restated By-laws of Hawk Corporation are amended to read in their entirety as follows:

“1.13.  ADVANCE NOTICE OF STOCKHOLDER PROPOSED BUSINESS.   At a meeting of the holders of the Common Stock, only such business may be conducted as is properly brought before the meeting.  To be properly brought before a meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a holder of Common Stock.

In addition to any other applicable requirements, for business to be properly brought before a meeting of the holders of the Common Stock, the stockholder must have given timely notice thereof in writing to the Secretary (the “Notice”).  To be timely, the Notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 days before the date of the Corporation’s proxy statement released to stockholders in connection with the previous years’ annual meeting in accordance with Rule 14a-8, as amended from time to time, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition to the requirements of Rule 14a-8 under the Exchange Act, the Notice must set forth as to each matter the stockholder proposes to bring before the meeting:

(i)	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

(ii)           the name and record address of the stockholder proposing such business,

(iii)	the class and number of shares of Common Stock that are beneficially owned by the stockholder,

(iv)           any material interest of the stockholder in such business,

(v)
a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder and any Stockholder Associated Person, and any others acting together with the stockholder or any Stockholder Associated Person.  “Stockholder Associated Person” means (A) any person controlling, directly or indirectly, or acting in concert with, a such stockholder, (B) any beneficial owner of shares of Common Stock owned of record or beneficially by such stockholder and (C) any person controlling, controlled by or under common control with such Stockholder Associated Person, and,

(vi)
as to the stockholder and any Stockholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on the behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of Common Stock) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of price changes of the Common Stock for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any share of Common Stock.

Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at a meeting of the holders of the Common Stock except in accordance with the procedures set forth in this Section 1.13; provided, however, that nothing in this Section 1.13 shall be deemed to preclude discussion by any stockholder of any business properly brought before such meeting in accordance with said procedure.

The chairman at a meeting of the holders of the Common Stock shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.13, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

Notwithstanding anything contained in these By-laws to the contrary, this Section 1.13 shall not be altered, amended or repealed except by the Board pursuant to the Certificate of Incorporation or by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders’ meeting duly called for such purpose.

2.15.  STOCKHOLDER NOMINATIONS FOR DIRECTOR CANDIDATES.  Except as may otherwise be provided in the Certificate of Incorporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors.  Nominations of persons for election to the Board may be made at a meeting of stockholders only (a) by or at the direction of the Board, (b) by any nominating committee or person appointed by the Board or (c) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.15.

Such nominations, other than those made by or at the direction of the Board, must be made pursuant to timely notice in writing to the Secretary (the “Notice”).  To be timely, the Notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than sixty days nor more than ninety days prior to the meeting; provided, however, that in the event that less than seventy days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, to be timely the Notice must be so received not later than the close of business on the tenth day following the date on which the notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first.

The Notice must set forth:

(i)
as to each person whom the stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class and number of shares of Common Stock that are beneficially owned by the person, and (D) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a, as amended from time to time, under the Exchange Act; and

(ii)
as to the stockholder giving the Notice, (A) the name and record address of the stockholder, (B) the class and number of shares of Common Stock that are beneficially owned by the stockholder, (C) a description of any agreement, arrangement or understanding with respect to such business between or among the stockholder and any Stockholder Associated Person, and any others acting together with the stockholder or any Stockholder Associated Person, and (D) as to the stockholder and any Stockholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on the behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of Common Stock) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of price changes of the Common Stock for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any share of Common Stock.

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth herein.

The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedure and, if he should so determine and declare, the defective nomination shall be disregarded.

Notwithstanding anything contained in these By-laws to the contrary, this Section 2.15 shall not be altered, amended or repealed except by the Board pursuant to the Certificate of Incorporation or by an affirmative vote of at least two-thirds of the outstanding shares of all capital stock entitled to vote at a stockholders’ meeting duly called for such purpose.”